Exhibit 10.1

Cox Radio, Inc. 2006 Employee Stock Purchase Plan

1.	Purpose of the Plan

The purpose of the Cox Radio, Inc. 2006 Employee Stock Purchase Plan (the “Plan”) is to provide a method by which eligible employees of Cox Radio, Inc. and its subsidiary corporations (collectively, the “Company”) may purchase shares of Class A Common Stock of the Company by payroll deductions. By this process, eligible employees will have an opportunity to acquire an ownership interest in the Company and a further incentive to promote the best interests of the Company. The Plan is intended to meet the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and is to be interpreted and applied consistent with those requirements. The Plan shall be effective as of the date it is approved by the Compensation Committee of the Board of Directors of Cox Radio, Inc. (the “Compensation Committee”), provided that the stockholders of Cox Radio, Inc. approve the Plan within the time period prescribed by applicable law. If stockholder approval is not obtained within the applicable period, then the Plan shall be rescinded, and all payroll deductions made under the Plan shall be fully refunded without interest.

2.	Definitions

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Management Committee as designated by the Board of Directors or the Compensation Committee of Cox Radio, Inc.

Company means Cox Radio, Inc., including any successor entity, and its subsidiary corporations.

Eligible Employee means any employee of the Company regularly scheduled to work at least 20 hours per week, including any such person who is on an authorized leave of absence. Notwithstanding the foregoing, any employee of the Company who, after purchasing Shares under the Plan, would own 5 percent or more of the total combined voting power or value of all classes of stock of the Company, or any parent corporation or subsidiary corporation of the Company, is not eligible to participate in the Plan. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Code. For all Plan purposes, the terms “parent corporation” and “subsidiary corporation” have the meanings set forth in Sections 424(e) and (f) of the Code, respectively.

Entry Date means one of the four dates on which Eligible Employees may commence participation in the Plan, including on or about July 15, 2006, January 15, 2007, July 15, 2007 and January 15, 2008.

Fair Market Value means the average of the closing prices per Share as reflected by the composite transactions on the New York Stock Exchange throughout a period of the ten (10) trading days ending (a) on and including any Grant Date, or (b) on and including the last day of the Offering Period, as appropriate.

Grant Date means one of the four dates on which Shares will be offered to Eligible Employees for purchase under the Plan, including May 1, 2006, November 1, 2006, May 1, 2007 and November 1, 2007.

Offering Period means, with respect to each Eligible Employee, the period that begins on the Entry Date applicable to the Eligible Employee and that ends on June 30, 2008.

Participating Employee means an Eligible Employee who has satisfied the eligibility conditions of Paragraph 3 of this Plan, has signed a Subscription Agreement, and has begun payroll deductions.

Plan means the Cox Radio, Inc. 2006 Employee Stock Purchase Plan, as may be amended from time to time.

Purchase Date means June 30, 2008.

Shares means the Class A Common Stock of the Company.

3.	Eligibility to Participate

Any Eligible Employee of the Company who is employed on a Grant Date is eligible to participate in the Plan as of the Entry Date that immediately follows such Grant Date. If the Eligible Employee elects not to participate on such Entry Date, he or she will not be permitted to commence participation in the Plan at any later date. If a Participating Employee withdraws from the Plan in connection with a termination of employment with the Company, but is later re-hired by the Company, then that individual will become eligible to participate in the Plan at the next Entry Date following such re-hiring.

4.	Number of Shares to Be Offered

A total of 500,000 Shares will be offered for subscription under the Plan.

5.	Purchase Price

The purchase price per Share offered under the Plan with respect to any Grant Date will be the lower of 85 percent of the Fair Market Value of the Share as of such Grant Date or 90 percent of the Fair Market Value of the Share at the end of the Offering Period.

6.	Offering of Shares for Subscription

Shares will be offered to Eligible Employees for subscription during the period beginning with the applicable Grant Date and ending on the date approximately 45 days after that Grant Date (the “Subscription Period”). To subscribe, an Eligible Employee must complete, sign and deliver a subscription agreement to the Company no later than the last day of the Subscription Period. In the subscription agreement, the Eligible Employee shall indicate the dollar amount per pay period to be contributed under the Plan (the “Subscription Amount”).

7.	Method of Payment

Payment of a Participating Employee’s Subscription Amount will be made through payroll deductions, and participation in the Plan is contingent on the Participating Employee’s providing the Company with written authorization to withhold payroll deductions. Notwithstanding the foregoing, a Participating Employee may arrange to pay any installment due for any payroll period directly to the Company in the event the Participating Employee is on an authorized unpaid leave of absence during such payroll period.

8.	Limit on Amount of Shares Subscribed

Notwithstanding anything contained in any Participating Employee’s subscription agreement, the maximum amount that may be withheld or otherwise paid to the Company for the purchase of Shares under the Plan shall be $25,000. In the event of an oversubscription of Shares, each Participating Employee’s subscription shall be reduced on a pro rata basis so that the total number of Shares subject to subscription does not exceed the maximum number of Shares authorized under Paragraph 4.

9.	Purchase of Shares

Unless a Participating Employee previously has withdrawn from the Plan as provided in Paragraphs 10(b)(i) or 10(b)(ii)(B), or has had his or her participation terminated as provided in Paragraph 11, each Participating Employee will be deemed to have exercised his or her right to purchase Shares as of the Purchase Date. The number of Shares purchased shall be equal to the whole number of Shares that may be purchased with the total amount of payments made by the Participating Employee under the Plan that have not been refunded to the Participating Employee. Any amount remaining after the purchase of full Shares will be refunded to the Participating Employee without interest.

10.	Change in Participation and Withdrawal from Plan

(a) A Participating Employee may reduce his or her Subscription Amount at any time, on a prospective basis only, by giving written notice to the Company. Such a reduction shall take effect as soon as administratively feasible following the date when the Company is so notified.

(b) A Participating Employee may withdraw from the Plan and cancel his or her subscription at any time prior to the Purchase Date by giving written notice of cancellation to the Company. In that event:

(i) if the individual has also terminated employment with the Company, he or she may elect (A) to have the entire amount paid to date applied to the purchase of whole Shares, with any remaining amount to be refunded in cash without interest, or (B) to have the entire amount paid to date refunded in cash without interest; or

(ii) if the individual has not also terminated employment with the Company, he or she may elect (A) to have the entire amount paid to date applied to the purchase of whole Shares as of the Purchase Date, as described in Paragraph 9, or (B) to have the entire amount paid to date refunded in cash without interest.

(c) The distributions described in Subparagraphs (b)(i) and (b)(ii)(B) will be processed at the end of each calendar quarter for changes of which the Company is notified at least twenty (20) business days prior to the end of the quarter, and any payments or transfer of Shares will be made as soon as administratively feasible thereafter.

11.	Termination of Rights

In the case of termination of employment for any reason (including without limitation for death, disability, retirement or cause), the Participating Employee or his or her beneficiary may within thirty days after the happening of such event elect either of the alternatives described in Paragraph 10(b)(i). A failure to make this election within the thirty-day period will be treated as a notice of cancellation, and a cash refund will be made as described in Paragraph 10(b)(i)(B).

12.	Designation of Beneficiary

Each Participating Employee shall be permitted to designate his or her beneficiary under the Plan, and this designation shall be made in writing on a form prepared by or satisfactory to the Company, which shall be delivered to the Company. If a Participating Employee does not designate a beneficiary, any election rights otherwise subject to delegation to a beneficiary will be deemed delegated to the Participating Employee’s estate.

13.	Issuance of Shares

As soon as administratively feasible after the purchase of Shares under the Plan, a book-entry account position with the Company’s administrative agent will be created for the account of the Participating Employee for the number of Shares purchased. Participating Employees may upon request receive a stock certificate representing such Shares.

14.	Unpaid Subscription Amounts

If any installment is due and unpaid for thirty days without satisfactory arrangements for payment being made within such period, the Participating Employee’s subscription shall be automatically canceled, all amounts previously paid shall be refunded in cash without interest, and the individual shall have no right to purchase Shares under the Plan.

15.	Rights Not Transferable

A Participating Employee’s rights under the Plan are personal to the Participating Employee alone, and may not be transferred or assigned during his or her lifetime. After Shares have been issued under the Plan, those Shares are not subject to these restrictions, and may be freely transferred like any other Shares.

16.	Application of Funds

All funds held or received by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Shares or refunded, and shall not be segregated from the general assets of the Company.

17.	Administration

The Plan shall be administered by the Committee, which shall prescribe such rules as it deems necessary to administer the Plan, and the Committee shall have the sole and discretionary authority to resolve any questions regarding the interpretation or application of the terms of the Plan.

18.	Amendment or Termination of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no Participating Employee’s then-existing rights may be adversely affected without his or her consent, and provided further that any amendment of the Plan shall be subject to stockholder approval to the extent required by any federal or state law or the rules of any stock exchange on which the Shares may be listed.

19.	Adjustment of Subscriptions

In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation or any other change in the structure of Shares of the Company, the Board of Directors of the Company may make such adjustment as it deems appropriate in the number, kind and subscription price of Shares available for purchase under the Plan.

20.	Governing Law

This Plan will be governed and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.